Consent of Independent Registered Public Accounting Firm

The Board of Directors
Virgin Orbit Holdings, Inc.

We consent to the use in connection with the registration statement (No. 333-262326) on Form S-1 of our report dated March 30, 2022, with respect to the consolidated financial statements of Virgin Orbit Holdings, Inc. and subsidiaries.

/s/ KPMG LLP

Los Angeles, California
March 30, 2022